Exhibit 5.1

[Ecolab Inc. Letterhead]

Ecolab Inc.

370 Wabasha Street North
St. Paul, Minnesota 55102

December 2, 2011

Re:                               Issuance of Ecolab Inc. Common Stock.

Ladies and Gentlemen:

I am the General Counsel and Secretary of Ecolab Inc., a Delaware corporation (the “Company”), and have acted as counsel for the Company in connection with a Post-Effective Amendment on Form S-8 to the Form S-4 Registration Statement (the “Registration Statement”) filed by the Company under the Securities Act of 1933, as amended (the “Securities Act”), for the purpose of registering under the Securities Act shares of the Company’s Common Stock, $1.00 par value per share (the “Shares”), in connection with the addition of Shares that were formerly reserved for issuance pursuant to the Amended and Restated Nalco Holding Company 2004 Stock Incentive Plan to the Ecolab Inc. 2010 Stock Incentive Plan (the “Plan”) in accordance with the terms of the Plan.

In connection with this opinion, I or attorneys under my supervision have examined originals or copies, certified or otherwise identified to my satisfaction, of such documents (including the Plan), corporate records, certificates and other instruments as I have deemed necessary or advisable for purposes of expressing the opinions contained herein.

In connection with this opinion expressed below, I have assumed (i) the accuracy, completeness and authenticity of all documents reviewed and the genuineness of all signatures, (ii) the conformity of all copies of documents reviewed to the originals thereof and (iii) the legal capacity of all natural persons who are signatories of documents reviewed. In addition, I have assumed, but not verified, the accuracy of the factual matters presented by each document reviewed.

Based upon and subject to the foregoing, and subject to the other qualifications and limitations set forth herein, I am of the opinion that:

1.                                       The Company has the corporate authority to issue the Shares pursuant to the terms of the Plan.

2.                                       The Shares, when issued or transferred, delivered and paid for in accordance with the Plan, will be validly issued and, subject to any restrictions imposed by the Plan, fully paid and non-assessable.

The opinions expressed herein are limited to the General Corporation Law of the State of Delaware, including the statutory provisions, applicable provisions of the Delaware Constitution and reported judicial decisions interpreting such laws, and I do not express any opinion with respect to any other law.

Any change in applicable law or in the facts or documents on which my opinion is based, or any inaccuracy of the representations, warranties or assumptions on which I have relied, may affect the validity of the foregoing opinion. This opinion letter is expressly limited to the matters set forth above, and I express no opinion, whether by implication or otherwise, as to any other matters. The opinion expressed above is given as of the date of this opinion letter, and I disclaim any obligation to update or supplement this opinion letter, regardless of any change after the date hereof in any applicable law or my awareness after the date hereof of any facts that may change the opinions expressed above or any inaccuracy of the representations, warranties or assumptions upon which I have relied in rendering this opinion letter. This opinion letter is an expression of my professional judgment on the legal issues expressly addressed herein and is provided as a legal opinion only and not as a guaranty or warranty of the matters discussed herein.

I hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to the Registration Statement.

Very truly yours,

/s/ James J. Seifert
James J. Seifert
General Counsel and Secretary